Exhibit 10.2

Trex Company, Inc.

Description of Management Compensatory Plans and Arrangements

Components of Executive Compensation

In accordance with the rules of the New York Stock Exchange, all components of compensation for the chief executive officer and other executive officers of Trex Company, Inc. (the “Company”) are determined by the compensation committee of the board of directors, all of whom meet the independence requirements prescribed by such rules.

The Company’s executive compensation program includes a base salary, annual cash bonuses and long-term incentive compensation in the form of stock options, stock appreciation right awards, performance shares and other equity-based awards issued under the Trex Company, Inc. 2005 Stock Incentive Plan (the “Stock Incentive Plan”).

Base Salary. Base salaries of executive officers are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the executive, and the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at public companies in the Company’s peer group. Base salaries for executive officers are reviewed annually by the compensation committee based upon, among other things, individual performance and responsibilities.

Annual Cash Bonuses. The Company pays annual cash bonuses to its Chief Executive Officer, other executive officers, and other key employees generally based upon the achievement of an earnings per share objective, which is annually approved by the compensation committee, although other factors may be considered. For each fiscal year, each participant in the plan is assigned a “target bonus,” which is expressed as a percentage of the participant’s annual base salary. The target bonus for the Chief Executive Officer is 80% of annual salary, and the target bonus for the other executive officers can range from 55% to 75% of annual salary. The actual amount of cash bonuses paid to executive officers is determined by multiplying their target bonus by a performance percentage, which is calculated based on the extent to which the performance objective is achieved. The performance percentage can range from 0% to 150%. The compensation committee has the discretion to award a bonus, which exceeds the otherwise applicable maximum bonus determined as provided above, except that the value of the bonus may not exceed $2,000,000 for any fiscal year for any employee. Bonus payments are conditional upon the participant’s continued employment by the Company through the date of grant, and are pro rated for employees who have served for less than a full year.

Long-Term Incentive Compensation. The Company maintains a long-term executive incentive compensation plan for the benefit of its Chief Executive Officer, other executive officers, and other key employees. Awards under the plan are in the form of equity-based awards under the Stock Incentive Plan and are made by the compensation committee. In determining the amount of stock options, stock appreciation rights, performance share awards and other equity-based awards under the Stock Incentive Plan, the compensation committee considers each executive’s current performance and anticipated future contributions to the Company’s performance, as well as the amount and terms of other equity-based awards previously granted to the executive by the Company.

Other Compensatory Plans

The Company’s executive officers also are eligible to participate in the Company’s defined contribution money purchase pension plan and 401(k) plan and the Company’s employee profit sharing plan, each of which is available to all regular Company employees.